Exhibit 3.1c

CENTENE CORPORATION
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Centene Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST: That the Board of Directors of the Corporation, at a meeting duly called and held on February 3, 2014, adopted the following resolution to amend the Certificate of Incorporation of the Corporation, as amended, and declared said amendment to be advisable.
RESOLVED, that paragraph (a) of Article FOURTH of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:
“(a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 210,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”
SECOND: That the foregoing amendment was duly approved by the stockholders of the Corporation at the Corporation’s 2014 Annual Meeting of Stockholders held on April 22, 2014.
THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signature Page Follows

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer, on this 1st day of May, 2014.

CENTENE CORPORATION

By:	/s/ Keith H. Williamson
Name: Keith H. Williamson Title: Executive Vice President, Secretary & General Counsel